Exhibit 99.01

Contacts:	Investors	Media
	Bob Lawson	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-6165	650-944-6251
	robert_lawson@intuit.com	diane_carlini@intuit.com
Intuit Second-Quarter Revenue Grows 11 Percent
          MOUNTAIN VIEW, Calif. – Feb. 21, 2008 - Intuit Inc. (Nasdaq: INTU) today announced strong second-quarter results, with revenue growing 11 percent to $835 million for the period ending Jan. 31.
          “We are pleased with the early results for TurboTax and the continued strong growth in Payroll and Payments,” said Brad Smith, Intuit’s president and chief executive officer. “We are looking forward to another year of double-digit revenue growth for Intuit.”
Second-Quarter 2008 Financial Highlights
•	Revenue of $834.9 million increased 11 percent from the year-ago quarter. Growth was driven by the acquisition of Digital Insight in February 2007 and strong performance in Consumer Tax.

•	Operating income and net income for the quarter reflect the deferral of approximately $23 million of ProTax revenue to the third quarter, increased costs related to the acquisition of Digital Insight and higher marketing spend to support the launch of the company’s Consumer Tax offerings.
o	GAAP (Generally Accepted Accounting Principles) operating income from continuing operations was $173.6 million, compared with GAAP operating income from continuing operations of $214.7 million in the year-ago quarter.
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Intuit Second Quarter 2008 Earnings

o	GAAP net income was $115.2 million, compared with GAAP net income of $145.4 million in the year-ago quarter. This represents GAAP diluted net income per share of $0.34, compared with GAAP diluted net income per share of $0.40 in the year-ago quarter.

o	Non-GAAP operating income was $224.5 million, compared with non-GAAP operating income of $237.4 million in the year-ago quarter. Non-GAAP diluted net income per share was $0.40, compared with non-GAAP diluted net income per share of $0.44 in the year-ago quarter.
Second-Quarter 2008 Business Segment Results
•	Consumer Tax revenue was $248.3 million, up 11 percent over the year-ago quarter.

•	QuickBooks revenue was $175.4 million, up 5 percent over the year-ago quarter.

•	Payroll and Payments revenue was $138 million, flat compared with the year-ago quarter, or growth of 16 percent, excluding the sale of certain payroll assets to ADP during fiscal 2007.

•	Professional Tax revenue was $105.4 million, down 19 percent from the year-ago quarter. Results were affected by the previously mentioned deferral of approximately $23 million of revenue to the third quarter.

•	Financial Institutions revenue was $72.3 million and includes the results of Digital Insight.

•	Other Businesses revenue was $95.5 million, up 12 percent over the year-ago quarter.
Forward-looking Guidance
          Intuit reaffirmed its previously given revenue guidance for full fiscal year 2008. Intuit also updated operating income and fully diluted earnings per share guidance for fiscal year 2008 to reflect the impact of the acquisition of Homestead Technologies Inc., and the expectation that the research and development tax credit will not be renewed before the end of the fiscal year. For fiscal 2008 the company expects:
•	Revenue of $3.0 billion to $3.05 billion, or growth of 12 percent to 14 percent.
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Intuit Second Quarter 2008 Earnings

•	GAAP operating income of $635 million to $650 million, or growth of 0 percent to 2 percent. On a non-GAAP basis, operating income is expected to be $845 million to $860 million, or growth of 10 percent to 12 percent.

•	GAAP diluted EPS of $1.38 to $1.40, or growth of 11 percent to 13 percent. On a non-GAAP basis, diluted EPS is expected to be $1.56 to $1.58, or growth of 9 percent to 10 percent.
          Intuit also adjusted its previously given third- and fourth-quarter guidance for earnings per share and its previously given fiscal 2008 revenue guidance for the QuickBooks segment. Fiscal 2008 revenue guidance for Intuit’s other segments is unchanged. Third-quarter GAAP diluted EPS is now expected to be $1.23 to $1.26. Third-quarter non-GAAP diluted EPS is now expected to be $1.31 to $1.34. Fourth-quarter GAAP EPS is now expected to be a loss of $0.14 to a loss of $0.12. Fourth quarter non-GAAP EPS is now expected to be a loss of $0.05 to a loss of $0.03.
          Details on segment revenue guidance are available on Intuit’s Web site at www.intuit.com/about_intuit/investors/earnings/2008.
Webcast and Conference Call Information
          A live audio webcast of Intuit’s second-quarter 2008 conference call is available at http://www.intuit.com/about_intuit/investors/webcast.jhtml. The call begins today at 1:30 p.m. Pacific time. The replay of the audio webcast will remain on Intuit’s Web site for one week after the conference call. Intuit has also posted this press release, including the attached tables and non-GAAP to GAAP reconciliations on its Web site and will post the conference call script shortly after the conference call concludes. These documents may be found at http://intuit.com/about_intuit/investors/earnings/2008/.
          The conference call number is 866-802-4328 in the United States or 703-639-1322 from international locations. No reservation or access code is needed. A replay of the call will be available for one week by calling 888-266-2081, or 703-925-2533 from international locations. The access code for this call is 1194071.

Intuit Second Quarter 2008 Earnings

Intuit, the Intuit logo, TurboTax and QuickBooks, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled “About Non-GAAP Financial Measures” as well as the related Table B and Table E which follow it. A copy of the press release issued by Intuit on February 21, 2008 can be found on the investor relations page of Intuit’s Web site.
Cautions About Forward-Looking Statements
This press release contains forward-looking statements, including forecasts of Intuit’s double-digit revenue growth and other future expected financial results; its prospects for the business in fiscal 2008 and beyond; and all of the statements under the heading “Forward-Looking Guidance.”
Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities regulating the filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully introduce new products and services to meet our growth and profitability objectives, and current and future products and services may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; any failure to maintain reliable and responsive service levels for our offerings could cause us to lose customers and negatively impact our revenues and profitability; any significant product quality problems or delays in our products could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; any failure to properly use and protect personal customer information could harm our revenue, earnings and reputation; our acquisition activities may be disruptive to Intuit and may not result in expected benefits; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operations; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; predicting tax-related revenues is challenging due to the heavy concentration of activity in a short time period; we have implemented, and are continuing to upgrade, new information systems and any problems with these new systems could interfere with our ability to deliver products and services and gather information to effectively manage our business; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2007 and in our other SEC filings. You can locate these reports through our website at http://www.intuit.com/about_intuit/investors. Forward-looking statements are based on information as of February 21, 2008, and we do not undertake any duty to update any forward-looking statement or other information in these remarks.

Table A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2008	2007	2008	2007
Net revenue:
Product	$540,790	$546,064	$759,410	$756,180
Service and other	294,084	204,573	520,402	344,950

Total net revenue	834,874	750,637	1,279,812	1,101,130

Costs and expenses:
Cost of revenue:
Cost of product revenue	56,880	66,079	90,627	101,470
Cost of service and other revenue	102,838	65,375	200,292	128,191
Amortization of purchased intangible assets	13,299	2,304	26,113	4,333
Selling and marketing	263,705	219,530	433,364	373,048
Research and development	149,767	113,048	299,103	230,414
General and administrative	66,672	68,215	143,787	144,229
Acquisition-related charges	8,083	1,369	16,095	3,247

Total costs and expenses [A]	661,244	535,920	1,209,381	984,932

Operating income from continuing operations	173,630	214,717	70,431	116,198
Interest expense	(13,510)	—	(27,559)	—
Interest and other income	4,925	11,027	22,116	21,315
Gains on marketable equity securities and other investments, net	—	—	713	1,221
Gain on sale of outsourced payroll assets [B]	14,004	—	37,955	—

Income from continuing operations before income taxes	179,049	225,744	103,656	138,734
Income tax provision [C]	62,555	79,829	34,227	49,804
Minority interest expense, net of tax	492	335	998	550

Net income from continuing operations	116,002	145,580	68,431	88,380
Net income (loss) from discontinued operations [D]	(755)	(218)	26,012	(1,948)

Net income	$115,247	$145,362	$94,443	$86,432

Basic net income per share from continuing operations	$0.35	$0.42	$0.20	$0.26
Basic net income (loss) per share from discontinued operations	—	—	0.08	(0.01)

Basic net income per share	$0.35	$0.42	$0.28	$0.25

Shares used in basic per share calculations	331,139	347,185	334,362	346,700

Diluted net income per share from continuing operations	$0.34	$0.40	$0.20	$0.25
Diluted net income (loss) per share from discontinued operations	—	—	0.07	(0.01)

Diluted net income per share	$0.34	0.40	$0.27	$0.24

Shares used in diluted per share calculations	342,751	360,573	346,014	360,654

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded for continuing operations for the periods shown. The share-based compensation expense that we recorded for discontinued operations for these periods was nominal.

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2008	2007	2008	2007
Cost of product revenue	$283	$262	$559	$480
Cost of service and other revenue	1,953	546	3,411	1,073
Selling and marketing	9,728	5,690	17,426	11,384
Research and development	8,118	5,465	15,999	10,675
General and administrative	9,452	7,071	18,794	14,041

Total share-based compensation	$29,534	$19,034	$56,189	$37,653

[B]	In March 2007 we sold certain assets related to our Complete Payroll and Premier Payroll Service businesses to Automatic Data Processing, Inc. (ADP) for a price of up to approximately $135 million in cash. The final purchase price is contingent upon the number of customers that transition to ADP. Due to actual customer attrition during the fourth quarter of fiscal 2007 and the first two quarters of fiscal 2008, we currently estimate the maximum sales price to be approximately $111 million. The assets were part of our Payroll and Payments segment.

In accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” we have not accounted for this transaction as a discontinued operation because the operations and cash flows of the assets could not be clearly distinguished, operationally or for financial reporting purposes, from the rest of our outsourced payroll business. We will recognize the net gain on the sale of the assets as customers are transitioned pursuant to the agreement over a period not to exceed one year from the date of the sale. In the three and six months ended January 31, 2008 we recorded a pre-tax net gains of $14.0 million and $38.0 million in our statement of operations for customers who transitioned to ADP during those periods. The total pre-tax net gain recognized from the inception of this transaction through January 31, 2008 was $69.6 million.

[C]	Our effective tax rate for the three months ended January 31, 2008 was approximately 35% and did not differ significantly from the federal statutory rate. State income taxes were offset primarily by the benefit we received from tax exempt interest income, the domestic production activities deduction, and federal and state research and experimental credits. Our effective tax rate for the three months ended January 31, 2007 was approximately 35% and did not differ significantly from the federal statutory rate. State income taxes were offset primarily by the benefit we received from federal and state research and experimental credits and tax exempt interest income. In addition, we benefited from the retroactive extension of the federal research and experimental credit in the fiscal 2007 period.

Our effective tax rate for the six months ended January 31, 2008 was approximately 33%. This differed from the federal statutory rate of 35% primarily due to the benefit we received from tax exempt interest income, the domestic production activities deduction, federal and state research and experimental credits, and a one-time benefit related to executive stock compensation, partially offset by state income taxes. Our effective tax rate for the six months ended January 31, 2007 was approximately 36%. This differed from the federal statutory rate of 35% primarily due to state income taxes, which were partially offset by the benefit we received from federal and state research and experimental credits and tax exempt interest income. In addition, we benefited from the retroactive extension of the federal research and experimental credit in the fiscal 2007 period.

[D]	In the second quarter of fiscal 2008 we recorded a net loss of $0.8 million for certain contingent liabilities that became payable to the purchaser of Intuit Information Technology Solutions, which we sold in December 2005.

In August 2007 we sold our Intuit Distribution Management Solutions (IDMS) business for approximately $100 million in cash and recorded a net gain on disposal of $27.5 million. IDMS was part of our Other Businesses segment. In accordance with the provisions of SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets,” we determined that IDMS became a discontinued operation in the fourth quarter of fiscal 2007. We have therefore segregated the net assets and operating results of IDMS from continuing operations on our balance sheets and in our statements of operations for all periods prior to the sale. Assets held for sale at July 31, 2007 consisted primarily of goodwill and purchased intangible assets. Because IDMS operating cash flows were not material for any period presented, we have not segregated them from continuing operations on our statements of cash flows. We have segregated the cash impact of the gain on disposal of IDMS on our statement of cash flows for the six months ended January 31, 2008.

Revenue and net loss from IDMS discontinued operations were $1.9 million and $0.7 million for the six months ended January 31, 2008. Revenue and net loss from IDMS discontinued operations were $12.7 million and $0.2 million for the three months ended January 31, 2007 and $24.2 million and $1.9 million for the six months then ended.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES
The accompanying press release dated February 21, 2008 contains non-GAAP financial measures. Table B and Table E reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss) and related operating margin as a percentage of revenue, non-GAAP net income (loss) and non-GAAP net income (loss) per share.
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when assessing the performance of the organization, our operating segments or our senior management. Segment managers are not held accountable for share-based compensation expenses, acquisition-related costs, or the other excluded items that may impact their business units’ operating income (loss) and, accordingly, we exclude these amounts from our measures of segment performance. We also exclude these amounts from our budget and planning process. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods. We exclude the following items from our non-GAAP financial measures:
•	Share-based compensation expenses. Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options, restricted stock, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. Segment managers are not held accountable for share-based compensation expenses impacting their business units’ operating income (loss) and, accordingly, we exclude share-based compensation expenses from our measures of segment performance. While share-based compensation is a significant expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. We exclude share-based compensation expenses from our non-GAAP financial measures for these reasons and the other reasons stated above. We compute weighted average dilutive shares using the method required by SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

•	Amortization of purchased intangible assets and acquisition-related charges. In accordance with GAAP, amortization of purchased intangible assets in cost of revenue includes amortization of software and other technology assets related to acquisitions and acquisition-related charges in operating expenses includes amortization of other purchased intangible assets such as customer lists, covenants not to compete and trade names. Acquisition activities are managed on a corporate-wide basis and segment managers are not held accountable for the acquisition-related costs impacting their business units’ operating income (loss). We exclude these amounts from our measures of segment performance and from our budget and planning process. We exclude these items from our non-GAAP financial measures for these reasons, the other reasons stated above and because we believe that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories.

•	Gains and losses on disposals of businesses and assets. We exclude these amounts from our non-GAAP financial measures for the reasons stated above and because they are unrelated to our ongoing business operating results.

•	Gains and losses on marketable equity securities and other investments. We exclude these amounts from our non-GAAP financial measures for the reasons stated above and because they are unrelated to our ongoing business operating results.

•	Income tax effects of excluded items. Our non-GAAP financial measures exclude the income tax effects of the adjustments described above that relate to the current period as well as adjustments for similar items that relate to prior periods. We exclude the impact of these tax items for the reasons stated above and because management believes that they are not indicative of our ongoing business operations.

•	Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures for the reasons stated above and because they are unrelated to our ongoing business operations.

The following describes each non-GAAP financial measure, the items excluded from the most directly comparable GAAP measure in arriving at each non-GAAP financial measure, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.
(A)	Operating income (loss) and related operating margin as a percentage of revenue. We exclude share-based compensation expenses, amortization of purchased intangible assets and acquisition-related charges from our GAAP operating income (loss) from continuing operations and related operating margin in arriving at our non-GAAP operating income (loss) and related operating margin primarily because we do not consider them part of ongoing operating results when assessing the performance of the organization, our operating segments and senior management or when undertaking our budget and planning process. We believe that the exclusion of these expenses from our non-GAAP financial measures also facilitates the comparison of results for current periods and guidance for future periods with results for prior periods. In addition, we exclude amortization of purchased intangible assets and acquisition-related charges from non-GAAP operating income (loss) and operating margin because we believe that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories.

(B)	Net income (loss) and net income (loss) per share (or earnings per share). We exclude share-based compensation expenses, amortization of purchased intangible assets, acquisition-related charges, net gains on marketable equity securities and other investments, gains and losses on disposals of businesses and assets, certain tax items as described above, and amounts related to discontinued operations from our GAAP net income (loss) and net income (loss) per share in arriving at our non-GAAP net income (loss) and net income (loss) per share. We exclude all of these items from our non-GAAP net income (loss) and net income (loss) per share primarily because we do not consider them part of ongoing operating results when assessing the performance of the organization, our operating segments and senior management or when undertaking our budget and planning process. We believe that the exclusion of these items from our non-GAAP financial measures also facilitates the comparison of results for current periods and guidance for future periods with results for prior periods.

In addition, we exclude amortization of purchased intangible assets and acquisition-related charges from our non-GAAP net income (loss) and net income (loss) per share because we believe that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories. We exclude net gains on marketable equity securities and other investments from our non-GAAP net income (loss) and net income (loss) per share because they are unrelated to our ongoing business operating results. Our non-GAAP financial measures exclude the income tax effects of the adjustments described above that relate to the current period as well as adjustments for similar items that relate to prior periods. We exclude the impact of these tax items because management believes that they are not indicative of our ongoing business operations. The effective tax rates used to calculate non-GAAP net income (loss) and net income (loss) per share were as follows: 37% for the first quarter of fiscal 2007; 36% for the second quarter of fiscal 2007; 36% for the first and second quarters of fiscal 2008; and 36% for fiscal 2008 guidance. Finally, we exclude amounts related to discontinued operations from our non-GAAP net income (loss) and net income (loss) per share because they are unrelated to our ongoing business operations.
We refer to these non-GAAP financial measures in assessing the performance of Intuit’s ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to Intuit’s historical operating results. We have historically reported similar non-GAAP financial measures and believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.
The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table E include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments and sales of marketable equity securities and other investments.

Table B
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2008	2007	2008	2007
GAAP operating income from continuing operations	$173,630	$214,717	$70,431	$116,198
Amortization of purchased intangible assets	13,299	2,304	26,113	4,333
Acquisition-related charges	8,083	1,369	16,095	3,247
Share-based compensation expense	29,534	19,034	56,189	37,653

Non-GAAP operating income	$224,546	$237,424	$168,828	$161,431

GAAP net income	$115,247	$145,362	$94,443	$86,432
Amortization of purchased intangible assets	13,299	2,304	26,113	4,333
Acquisition-related charges	8,083	1,369	16,095	3,247
Share-based compensation expense	29,534	19,034	56,189	37,653
Net gains on marketable equity securities and other investments	—	—	(713)	(1,221)
Pre-tax gain on sale of outsourced payroll assets	(14,004)	—	(37,955)	—
Income tax effect of non-GAAP adjustments	(13,486)	(7,933)	(21,421)	(15,816)
Exclusion of discrete tax items	(1,705)	(511)	(3,171)	1,658
Discontinued operations	755	218	(26,012)	1,948

Non-GAAP net income	$137,723	$159,843	$103,568	$118,234

GAAP diluted net income per share	$0.34	$0.40	$0.27	$0.24
Amortization of purchased intangible assets	0.04	0.01	0.08	0.01
Acquisition-related charges	0.02	—	0.05	0.01
Share-based compensation expense	0.09	0.05	0.16	0.10
Net gains on marketable equity securities and other investments	—	—	—	—
Pre-tax gain on sale of outsourced payroll assets	(0.04)	—	(0.11)	—
Income tax effect of non-GAAP adjustments	(0.04)	(0.02)	(0.06)	(0.04)
Exclusion of discrete tax items	(0.01)	—	(0.01)	—
Discontinued operations	—	—	(0.08)	0.01

Non-GAAP diluted net income per share	$0.40	$0.44	$0.30	$0.33

Shares used in diluted per share calculations	342,751	360,573	346,014	360,654

See “About Non-GAAP Financial Measures” immediately preceding this Table B for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

Table C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	January 31,	July 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$230,148	$255,201
Investments	607,029	1,048,470
Accounts receivable, net	372,385	131,691
Income taxes receivable	4,178	54,178
Deferred income taxes	86,653	84,682
Prepaid expenses and other current assets	75,721	54,854
Current assets of discontinued operations	—	8,515

Current assets before funds held for payroll customers	1,376,114	1,637,591
Funds held for payroll customers	533,180	314,341

Total current assets	1,909,294	1,951,932

Property and equipment, net	384,700	298,396
Goodwill	1,628,512	1,517,036
Purchased intangible assets, net	272,955	292,884
Long-term deferred income taxes	97,996	72,066
Loans to officers	8,225	8,865
Other assets	70,174	58,636
Long-term assets of discontinued operations	—	52,211

Total assets	$4,371,856	$4,252,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$144,169	$119,799
Accrued compensation and related liabilities	148,595	192,286
Deferred revenue	336,627	313,753
Income taxes payable	19,131	33,278
Other current liabilities	245,261	171,650
Current liabilities of discontinued operations	—	15,002

Current liabilities before payroll customer fund deposits	893,783	845,768
Payroll customer fund deposits	533,180	314,341

Total current liabilities	1,426,963	1,160,109

Long-term debt	997,906	997,819
Other long-term obligations	100,527	57,756

Total liabilities	2,525,396	2,215,684

Minority interest	3,938	1,329
Stockholders’ equity	1,842,522	2,035,013

Total liabilities and stockholders’ equity	$4,371,856	$4,252,026

Table D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	January 31,	January 31,	January 31,	January 31,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income (1)	$115,247	$145,362	$94,443	$86,432
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	27,900	21,061	54,122	43,336
Acquisition-related charges	8,083	2,334	16,095	5,176
Amortization of purchased intangible assets	13,299	2,583	26,113	4,891
Amortization of purchased intangible assets to cost of service and other revenue	2,078	2,734	3,900	5,305
Share-based compensation	29,534	19,312	56,235	38,171
Amortization of premiums and discounts on available-for-sale debt securities	753	1,071	1,610	1,961
Net gains on marketable equity securities and other investments	—	—	(713)	(1,221)
Pre-tax gain on sale of outsourced payroll assets	(14,004)	—	(37,955)	—
Pre-tax gain on sale of IDMS (1)	—	—	(45,667)	—
Deferred income taxes	7,313	(6,552)	14,560	(9,399)
Tax benefit from share-based compensation plans	13,232	12,634	25,032	29,430
Excess tax benefit from share-based compensation plans	(7,506)	(7,967)	(15,761)	(16,720)
Other	2,555	394	2,039	743

Subtotal	198,484	192,966	194,053	188,105

Changes in operating assets and liabilities:
Accounts receivable	(226,467)	(215,488)	(236,938)	(212,884)
Prepaid expenses, taxes and other assets	55,779	66,985	21,093	8,727
Accounts payable	(25,623)	22,619	10,375	48,970
Accrued compensation and related liabilities	42,871	47,436	(49,805)	(33,726)
Deferred revenue	39,497	19,052	23,800	2,273
Income taxes payable	11,855	18,415	(14,338)	2,702
Other liabilities	102,511	91,152	89,304	102,264

Total changes in operating assets and liabilities	423	50,171	(156,509)	(81,674)

Net cash provided by operating activities (1)	198,907	243,137	37,544	106,431

Cash flows from investing activities:
Purchases of available-for-sale debt securities	(159,201)	(479,703)	(448,691)	(880,578)
Liquidation of available-for-sale debt securities	368,111	495,550	717,617	985,747
Maturity of available-for-sale debt securities	43,335	26,784	174,335	61,614
Proceeds from the sale of marketable equity securities	—	—	—	858
Net change in funds held for payroll customers’ money market funds and other cash equivalents	(257,934)	24,438	(218,839)	(54,475)
Purchases of property and equipment	(56,644)	(23,683)	(121,919)	(52,906)
Change in other assets	370	(2,004)	(6,470)	(6,682)
Net change in payroll customer fund deposits	257,934	(24,438)	218,839	54,475
Acquisitions of businesses and intangible assets, net of cash acquired	(131,596)	(1,991)	(134,071)	(61,993)
Cash received from acquirer of outsourced payroll assets	7,281	—	27,303	—
Cash received from acquirer of IDMS (1)	—	—	97,147	—

Net cash provided by investing activities of continuing operations	71,656	14,953	305,251	46,060
Net cash provided by investing activities of discontinued operations	—	20,989	—	20,989

Net cash provided by investing activities	71,656	35,942	305,251	67,049

Cash flows from financing activities:
Net proceeds from issuance of common stock under stock plans	64,145	41,299	115,344	124,197
Purchase of treasury stock	(250,000)	(205,373)	(499,998)	(205,373)
Excess tax benefit from share-based compensation plans	7,506	7,967	15,761	16,720
Issuance of restricted stock units pursuant to Management Stock Purchase Plan	—	—	2,284	—
Other	(4,701)	(874)	(3,595)	(1,315)

Net cash used in financing activities	(183,050)	(156,981)	(370,204)	(65,771)

Effect of exchange rates on cash and cash equivalents	(3,433)	(1,844)	2,356	(982)

Net decrease in cash and cash equivalents	84,080	120,254	(25,053)	106,727
Cash and cash equivalents at beginning of period	146,068	166,074	255,201	179,601

Cash and cash equivalents at end of period	$230,148	$286,328	$230,148	$286,328

(1)	Because the operating cash flows of our Intuit Distribution Management Solutions (IDMS) discontinued operations were not material for any period presented, we have not segregated them from continuing operations on these statements of cash flows. We have presented the effect of the gain on disposal of IDMS on the statement of cash flows for the six months ended January 31, 2008.

Table E
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME (LOSS), AND EPS
(In thousands, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP				Non-GAAP
	Range of Estimate				Range of Estimate
	From	To	Adjustments		From	To
Three Months Ending April 30, 2008
Revenue	$1,268,000	$1,293,000	$—		$1,268,000	$1,293,000
Operating income	$644,000	$654,000	$56,000	[a]	$700,000	$710,000
Operating margin	51%	52%	4	% [a]	55%	56%
Diluted earnings per share	$1.23	$1.26	$0.08	[b]	$1.31	$1.34
Shares	339,000	341,000	—		339,000	341,000

Three Months Ending July 31, 2008
Revenue	$466,000	$471,000	$—		$466,000	$471,000
Diluted loss per share	$(0.14)	$(0.12)	$0.09	[c]	$(0.05)	$(0.03)

Twelve Months Ending July 31, 2008
Revenue	$3,000,000	$3,050,000	$—		$3,000,000	$3,050,000
Operating income	$635,000	$650,000	$210,000	[d]	$845,000	$860,000
Operating margin	21%	21%	7	% [d]	28%	28%
Diluted earnings per share	$1.38	$1.40	$0.18	[e]	$1.56	$1.58
Shares	345,000	348,000	—		345,000	348,000

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $34 million; amortization of purchased intangible assets of approximately $14 million; and acquisition-related charges of approximately $8 million.

[b]	Reflects the estimated adjustments in item [a]; an adjustment for an expected pre-tax gain on the sale of certain outsourced payroll assets of approximately $11 million; and income taxes related to these adjustments.

[c]	Reflects estimated adjustments for share-based compensation expense of approximately $34 million; amortization of purchased intangible assets of approximately $14 million; acquisition-related charges of approximately $8 million; and income taxes related to these adjustments.

[d]	Reflects estimated adjustments for share-based compensation expense of approximately $124 million; amortization of purchased intangible assets of approximately $54 million; and acquisition-related charges of approximately $32 million.

[e]	Reflects the estimated adjustments in item [d]; an adjustment for an expected pre-tax gain on the sale of certain outsourced payroll assets of approximately $49 million; income taxes related to these adjustments; and an adjustment for a net gain from discontinued operations of approximately $26 million.